                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      JOHNSON WORLDWIDE ASSOCIATES, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)



-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [ ] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


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    (4) Proposed maximum aggregate value of transaction:


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    (5) Total fee paid:


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    [ ] Fee paid previously with preliminary materials.

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    [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                                    JWA Logo

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                1326 WILLOW ROAD
                          STURTEVANT, WISCONSIN 53177

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 28, 1998

To the Shareholders of
  JOHNSON WORLDWIDE ASSOCIATES, INC.

     The Annual Meeting of Shareholders of Johnson Worldwide Associates, Inc. will be held on Wednesday, January 28, 1998 at 9:45 a.m., local time, at the Company's Headquarters, located at 1326 Willow Road, Sturtevant, Wisconsin, for the following purposes:

        1. To elect 6 directors to serve for the ensuing year.

        2. To consider and act upon two separate shareholder proposals.

        3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Shareholders of record at the close of business on Thursday, December 18, 1997 will be entitled to notice of and to vote at the meeting and any adjournment or postponement thereof. Holders of Class A Common Stock, voting as a separate class, are entitled to elect two directors and holders of Class B Common Stock, voting as a separate class, are entitled to elect the remaining directors.

     WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY THE PROXY CARD FOR CLASS A COMMON STOCK AND/OR THE PROXY CARD FOR CLASS B COMMON STOCK IN THE RETURN ENVELOPE PROVIDED IN ORDER TO BE SURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING.

                                             By Order of the Board of Directors

                                             CARL G. SCHMIDT
                                             Senior Vice President and Chief
                                             Financial Officer, Secretary and
                                             Treasurer
Sturtevant, Wisconsin
December 19, 1997

                       JOHNSON WORLDWIDE ASSOCIATES, INC.
                                1326 WILLOW ROAD
                          STURTEVANT, WISCONSIN 53177

                                PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 28, 1998

     This Proxy Statement, which is first being mailed to shareholders on or about December 19, 1997, is furnished in connection with the solicitation of proxies by the Board of Directors of Johnson Worldwide Associates, Inc. (the "Company") to be used at the Annual Meeting of Shareholders of the Company to be held on Wednesday, January 28, 1998 at 9:45 a.m., local time, at the Company's Headquarters, located at 1326 Willow Road, Sturtevant, Wisconsin, and at any adjournment or postponement thereof ("Annual Meeting").

     Shareholders who execute proxies may revoke them at any time prior to the voting thereof by written notice addressed to the Secretary at the Company's address shown above, or by giving notice in open meeting. Unless so revoked, the shares represented by proxies received by the Board of Directors will be voted at the Annual Meeting. Where a shareholder specifies a choice by means of a ballot provided in the proxy, the shares will be voted in accordance with such specification.

     The record date for shareholders entitled to notice of and to vote at the Annual Meeting is December 18, 1997. On the record date, the Company had outstanding and entitled to vote 6,881,923 shares of Class A Common Stock and 1,227,915 shares of Class B Common Stock. Holders of Class A Common Stock are entitled to one vote per share for directors designated to be elected by holders of Class A Common Stock and for other matters. Holders of Class B Common Stock are entitled to one vote per share for directors designated to be elected by holders of Class B Common Stock and ten votes per share for other matters.

                             ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the authorized number of directors is eight. Six directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders or until their respective successors have been duly elected. Raymond F. Farley, a director of the Company since 1970, and Donald W. Brinckman, a director of the Company since 1988, will retire as directors as of the Annual Meeting. In connection therewith, the Board of Directors will adopt a resolution to reduce the authorized number of directors to six. The Company's Articles of Incorporation provide that holders of Class A Common Stock have the right to elect 25% of the authorized number of directors and the holders of Class B Common Stock are entitled to elect the remaining directors. At the Annual Meeting, holders of Class A Common Stock will elect two directors and holders of Class B Common Stock will elect four directors. Gregory
E. Lawton and Glenn N. Rupp (the "Class A Directors") are the nominees designated to be voted on by the holders of Class A Common Stock, and Samuel C. Johnson, Thomas F. Pyle, Jr., R. C. Whitaker and Helen P. Johnson-Leipold (the "Class B Directors") are the nominees designated to be voted on by the holders of Class B Common Stock.

     Proxies received from holders of Class A Common Stock will, unless otherwise directed, be voted for the election of the nominees designated to be voted on by the holders of Class A Common Stock and proxies received from holders of Class B Common Stock will, unless otherwise directed, be voted for the election of the nominees designated to be voted on by the holders of Class B Common Stock. Proxies of holders of Class A Common Stock cannot be voted for more than two persons and proxies of holders of Class B Common Stock cannot be voted for more than four persons. Class A Directors are elected by a plurality of the votes cast by the holders of Class A Common Stock and Class B Directors are elected by a plurality of the votes cast by the holders of Class B Common Stock, in each case at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast by holders of the class of Common Stock entitled to vote in the election of such directors are elected as directors up to the maximum number of directors to be chosen at the meeting by such class. Consequently, any shares not voted on this matter (whether by abstention, broker non-vote or otherwise) will have no effect on the election of directors, except to the extent the failure to vote for an individual results in that individual not receiving a sufficient number of votes to be elected.

     Listed below are the nominees of the Board of Directors for election at the Annual Meeting. Each of the nominees is presently a director of the Company. If any of the nominees should be unable or unwilling to serve, the proxies, pursuant to the authority granted to them by the Board of Directors, will have discretionary authority to select and vote for substituted nominees. The Board of Directors has no reason to believe that any of the nominees will be unable or unwilling to serve.

                                                      BUSINESS EXPERIENCE DURING              DIRECTOR
                 NAME                    AGE               LAST FIVE YEARS                     SINCE
                 ----                    ---          --------------------------              --------
Samuel C. Johnson......................  69     Chairman of the Board of the Company            1970
                                                since January 1994. Chairman of the
                                                Executive Committee of the Board of
                                                Directors of the Company from October
                                                1992 to January 1994. Chairman of the
                                                Board of the Company prior to October
                                                1992. Chairman and until 1988, Chief
                                                Executive Officer of S. C. Johnson &
                                                Son, Inc. (manufacturer of household
                                                maintenance and industrial products).
                                                Director of Mobil Corporation, H. J.
                                                Heinz Company and Deere & Company.
Thomas F. Pyle, Jr. ...................  56     Vice Chairman of the Board of the               1987
                                                Company since October 1997. Chairman
                                                of The Pyle Group since September 1996
                                                (financial services and investments).
                                                Until September 1996, Chairman,
                                                President and Chief Executive Officer
                                                of Rayovac Corporation (manufacturer
                                                of batteries and lighting products).
                                                Director of Kewaunee Scientific
                                                Corporation, Riverside Paper
                                                Corporation and Sub Zero Corporation.

                                                      BUSINESS EXPERIENCE DURING              DIRECTOR
                 NAME                    AGE               LAST FIVE YEARS                     SINCE
                 ----                    ---          --------------------------              --------
Helen P. Johnson-Leipold...............  40     Vice President, Personal and Home Care          1994
                                                Products of S. C. Johnson & Son, Inc.
                                                since October 1997. Executive Vice
                                                President -- North American Businesses
                                                of the Company from October 1995 to
                                                July 1997. Vice President -- Consumer
                                                Marketing Services -- Worldwide of S.
                                                C. Johnson & Son, Inc. from 1992 to
                                                September 1995. Director of Marketing
                                                Services of S. C. Johnson & Son, Inc.
                                                from 1988 to 1992. Ms. Johnson-Leipold
                                                is the daughter of Samuel C. Johnson.
R. C. Whitaker.........................  50     President and Chief Executive Officer           1996
                                                of the Company since October 1996.
                                                President and Chief Executive Officer
                                                of EWI, Inc. (a supplier to the
                                                automotive industry) from December
                                                1995 to October 1996(1). Chairman,
                                                President and Chief Executive Officer
                                                of Colt's Manufacturing Company, Inc.
                                                (manufacturer of firearms) from 1992
                                                to September 1995. President of
                                                Wheelabrator Corporation from 1988 to
                                                1992. Director of Weirton Steel
                                                Corporation.
Gregory E. Lawton......................  46     President and Chief Executive Officer           1997
                                                of NuTone, Inc. (manufacturer of
                                                ventilation fans, intercom systems and
                                                other home products) since July 1994.
                                                Vice President and General Manager at
                                                Procter & Gamble from 1989 to 1994.
Glenn N. Rupp..........................  53     Chairman and Chief Executive Officer            1997
                                                of Converse Inc. (manufacturer and
                                                marketer of athletic and leisure
                                                footwear) since April 1996. Acting
                                                Chairman of McKenzie Sports Products
                                                Inc. from August 1994 to April 1996.
                                                President and Chief Executive Officer
                                                of Simmons Upholstered Furniture Inc.
                                                from August 1991 until May 1994(2).
                                                Prior to 1991, held various positions
                                                with Wilson Sporting Goods Co.
                                                including President and Chief
                                                Executive Officer from 1987 to 1991.
                                                Director of Consolidated Papers, Inc.

---------------
(1) EWI, Inc. filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in April 1996. The matter is awaiting final creditor approval.

(2) Simmons Upholstered Furniture Inc. filed a voluntary petition for reorganization under Chapter 11 of the Bankruptcy Code in July 1994.

COMMITTEES

     The Board of Directors has standing Executive, Audit, Compensation and Stock Committees and does not have a nominating committee.

     The Executive Committee assists the Board of Directors in developing and evaluating general corporate policies and objectives and, subject to certain limitations, has the power to exercise fully the powers of the Board of Directors. Present members of the Executive Committee are Messrs. Johnson (Chairman), Whitaker, Pyle and Farley.

     The Audit Committee presently consists of Messrs. Brinckman (Chairman), Farley and Pyle. The Audit Committee annually recommends to the Board of Directors independent public accountants to act as auditors for the Company, reviews with the auditors in advance the scope of the annual audit, reviews with the auditors and management, from time to time, the Company's accounting principles, policies and practices and reviews with the auditors annually the results of their audit.

     The Compensation Committee presently consists of Messrs. Farley (Chairman), Brinckman and Pyle. The Compensation Committee determines the salaries and other nonequity-based compensation of the executive officers and key employees of the Company.

     The Stock Committee presently consists of Messrs. Pyle (Chairman) and Brinckman. The Stock Committee determines all equity-based compensation for executive officers and key employees of the Company. The Stock Committee administers the Johnson Worldwide Associates, Inc. Amended and Restated 1986 Stock Option Plan, the Johnson Worldwide Associates, Inc. 1987 Employees' Stock Purchase Plan and the Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan.

     Committee assignments will be reviewed at the meeting of the Board of Directors to be held January 28, 1998 due to the retirements from the Board of Directors of Messrs. Farley and Brinckman.

MEETINGS AND ATTENDANCE

     During the year ended October 3, 1997, there were five meetings of the Board of Directors, two meetings of the Audit Committee, two meetings of the Compensation Committee and no meetings of the Stock Committee (all actions were taken by unanimous written consent). All directors attended at least 75% of the meetings of the Board of Directors and at least 75% of the meetings of the committees on which they served during the periods that they served, with the exception of Mr. Pyle, who attended one of the two meetings of the Audit Committee.

COMPENSATION OF DIRECTORS

     Retainer and Fees. Each director who is not an employee of the Company ("non-employee director") is entitled to receive an annual retainer of $15,000 and $1,000 for each meeting of the Board of Directors and each committee meeting attended. Non-employee directors are also entitled to receive an annual retainer for serving on committees of the Board of Directors as follows: the Chairman of each committee receives $3,500 and the other members each receive $1,000. The Vice Chairman of the Board receives an additional annual retainer of $35,000.

     Stock-Based Plans. The Company maintains the Johnson Worldwide Associates, Inc. 1994 Non-Employee Director Stock Ownership Plan (the "1994 Director Plan"), which was approved by shareholders on January 27, 1994. The 1994 Director Plan provides for up to 50,000 shares of Class A Common Stock to be issued to non-employee directors in the following forms:

          Stock Options. Under the 1994 Director Plan, simultaneous with shareholder approval, each non-employee director was granted an option to purchase 5,000 shares of Class A Common Stock. Thereafter, on the date on which a non-employee director, other than a director who was serving on the date of shareholder approval of the 1994 Director Plan, is first elected or appointed as a director of the Company during the existence of the 1994 Director Plan, such non-employee director will automatically be granted an option to purchase 5,000 shares of Class A Common Stock. The exercise price for such options will be the fair market value of a share of Class A Common Stock on the date of grant. Options will have a term of ten years and become fully exercisable one year after the date of grant.

          Restricted Stock Awards. In addition, each non-employee director of the Company will automatically be granted 500 shares of Class A Common Stock on the date of the Company's annual meeting of shareholders in each year during the existence of the 1994 Director Plan. Shares of Class A Common Stock granted to non-employee directors will not be eligible to be sold or otherwise transferred while the non-employee director remains a director of the Company and thereafter the restrictions will lapse. However, a non-employee director may transfer the shares to any trust or other estate in which the director has a substantial interest or a trust of which the director serves as trustee or to his or her spouse and certain other related persons, provided the shares will continue to be subject to the transfer restrictions described above.

     On January 22, 1997, 500 shares of restricted stock were awarded to each of the non-employee directors of the Company at that time (Messrs. Johnson, Farley, Pyle and Brinckman). On May 29, 1997, options to purchase 5,000 shares of Class A Common Stock were granted to Messrs. Lawton and Rupp under the 1994 Director Plan in conjunction with their appointment to the Board of Directors. On October 7, 1997, options to purchase 10,000 shares of Class A common stock were granted to Mr. Pyle in connection with his appointment as Vice Chairman of the Board.

                    STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

     The following table sets forth certain information at November 1, 1997 regarding the beneficial ownership of each class of the Company's Common Stock by each director, each person known by the Company to own beneficially more than 5% of either class of the Company's Common Stock, each executive officer named in the Summary Compensation Table set forth below, and all directors and executive officers as a group based upon information furnished by such persons. Except as indicated in the footnotes, the persons listed have sole voting and investment power over the shares beneficially owned.

                                         CLASS A COMMON STOCK(1)               CLASS B COMMON STOCK(1)
                                    ----------------------------------    ----------------------------------
                                                         PERCENTAGE OF                         PERCENTAGE OF
                                    NUMBER OF                CLASS        NUMBER OF                CLASS
         NAME AND ADDRESS            SHARES               OUTSTANDING      SHARES               OUTSTANDING
         ----------------           ---------            -------------    ---------            -------------
Samuel C. Johnson.................  1,909,636(2)(3)          27.6%        1,062,330(2)(4)          86.5%
  4041 North Main Street
  Racine, Wisconsin 53402
Imogene P. Johnson................     33,943(4)                *         1,037,330(4)             84.5
  4041 North Main Street
  Racine, Wisconsin 53402
JWA Consolidated, Inc.............    114,464(5)              1.7         1,037,330(4)             84.5
  4041 North Main Street
  Racine, Wisconsin 53402
Johnson Heritage Trust Co.........    350,796(6)              5.1           142,616(6)             11.6
  4041 North Main Street
  Racine, Wisconsin 53402
Helen P. Johnson-Leipold..........    265,488(5)(7)(8)        3.8         1,056,722(4)(6)(8)       86.1
  4041 North Main Street
  Racine, Wisconsin 53402
Quest Advisory Corp...............    707,470(9)             10.3                --                  --
  1414 Avenue of the Americas
  New York, NY 10019
Sanford C. Bernstein & Co.,
  Inc.............................    534,300(10)             6.6                --                  --
  767 Fifth Avenue
  New York, NY 10153
R. C. Whitaker....................     39,500(11)               *                --                  --
Carl G. Schmidt...................     45,333(12)               *                --                  --
Raymond F. Farley(13).............     26,490(3)                *                --                  --
Thomas F. Pyle, Jr................     20,738(14)               *                --                  --
Donald W. Brinckman(13)...........     10,557(15)               *                --                  --
Gregory E. Lawton.................      5,000(16)               *                --                  --
Glenn N. Rupp.....................      5,000(16)               *                --                  --
Philippe Blime(17)................         --                  --                --                  --
Michael E. Klockenga(18)..........         --                  --                --                  --

                                         CLASS A COMMON STOCK(1)               CLASS B COMMON STOCK(1)
                                    ----------------------------------    ----------------------------------
                                                         PERCENTAGE OF                         PERCENTAGE OF
                                    NUMBER OF                CLASS        NUMBER OF                CLASS
         NAME AND ADDRESS            SHARES               OUTSTANDING      SHARES               OUTSTANDING
         ----------------           ---------            -------------    ---------            -------------
All directors and executive
  officers as a group (11)
  persons)........................  2,317,742(2)(4)(5)       33.0         1,081,722(2)(4)          88.1
                                             (6)(8)(19)                            (6)(8)

---------------
* The amount shown is less than 1% of the outstanding shares of such class.

 (1) Shares of Class B Common Stock ("Class B Shares") are convertible on a share-for-share basis into shares of Class A Common Stock ("Class A Shares") at any time at the discretion of the holder thereof. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Class A Shares. However, in order to avoid overstatement of the aggregate beneficial ownership of Class A Shares and Class B Shares, the Class A Shares reported in the table do not include Class A Shares which may be acquired upon the conversion of Class B Shares.

 (2) Shares reported by Mr. Johnson include 98,000 Class A Shares and 1,037,330 Class B Shares over which Mr. Johnson may be deemed to share voting power and investment power. The 98,000 Class A Shares are held of record by a corporation controlled by Mr. Johnson through various trusts. The 1,037,330 Class B Shares are held of record by the Johnson Worldwide Associates, Inc. Class B Common Stock Voting Trust ("Voting Trust") of which certain trusts of which Mr. Johnson serves as sole trustee are Voting Trust unit holders. Mr. Johnson owns 1,552,606 Class A Shares and 103,846 Class B Shares as sole trustee of a trust for his benefit and reports beneficial ownership of the remaining Class A Shares and Class B Shares indirectly as the sole trustee of a trust for the benefit of Mr. Johnson, members of his family or related entities (the "Johnson Family"), as the sole trustee of a shareholder of certain corporations, or pursuant to options to acquire Class A Shares. Not included in the number of Class A Shares or Class B Shares beneficially owned by Mr. Johnson are Class A Shares or Class B Shares held by Mr. Johnson's wife, Imogene P. Johnson, by family partnerships of which Mr. Johnson is not a general partner, or does not directly or indirectly control a general partner, by corporations in which all of the common stock is beneficially owned by Mr. Johnson's adult children or by Johnson Heritage Trust Company, Inc. ("JHT"), except as otherwise noted.

 (3) Includes options to acquire 7,738 Class A Shares, which options are exercisable within 60 days.

 (4) Shares reported by Mrs. Johnson include 1,037,330 Class B Shares directly held by the Voting Trust and over which Mrs. Johnson has shared voting power and shared investment power as sole trustee of the Voting Trust, and all of which are also reported as beneficially owned by Mr. Johnson, Ms. Johnson-Leipold and JWA Consolidated, Inc. as Voting Trust unit holders. Mrs. Johnson reports the remaining shares as personally owned.

 (5) The 114,464 Class A Shares are also reported as beneficially owned by Ms. Johnson-Leipold as sole trustee of the Samuel C. Johnson Family Trust, which controls JWA Consolidated, Inc.

 (6) Includes 301,280 Class A Shares and 75,992 Class B Shares over which JHT has shared voting power and shared investment power, of which 19,392 Class B Shares are also reported as beneficially owned by Ms. Johnson-Leipold. JHT reports beneficial ownership of the Class A Shares and Class B Shares reflected in the table as sole trustee of various trusts principally for the benefit of members of the Johnson Family. Mr. Johnson is directly or indirectly the controlling shareholder of JHT.

 (7) Includes options to acquire 5,000 Class A Shares, which options are exercisable within 60 days.

 (8) Includes 111,024 Class A Shares and 19,392 Class B Shares over which Ms. Johnson-Leipold has shared voting power and shared investment power, all of which are reported as beneficially owned by JHT. Ms. Johnson-Leipold beneficially owns such Class A Shares and Class B Shares indirectly as the settlor and beneficiary of a trust and through such trust as a general partner of certain limited partnerships controlled by the Johnson Family and as a controlling shareholder, with trusts for the benefit of Mr. Johnson and his adult children, of certain corporations.

 (9) The information is based on a report on Schedule 13G, dated March 10, 1997, filed by Quest Advisory Corp. ("Quest") and Charles M. Royce with the Securities and Exchange Commission. Mr. Royce may be deemed to be a controlling person of Quest and as such may be deemed to beneficially own the shares held by Quest. Quest reported sole voting and sole dispositive power with respect to all of the reported shares.

(10) The formation is based on a report on Schedule 13G, dated January 30, 1997, filed by Sanford C. Bernstein & Co., Inc. ("Sanford Bernstein") with the Securities and Exchange Commission. Sanford Bernstein reported sole voting power with respect to 470,900 of the shares, shared voting power with respect to 2,300 of the shares and sole dispositive power with respect to all of the reported shares.

(11) Includes options to acquire 25,000 Class A Shares, which options are exercisable within 60 days.

(12) Includes options to acquire 41,333 Class A Shares, which options are exercisable within 60 days.

(13) Messrs. Farley and Brinckman will retire from the Board effective as of the Annual Meeting.

(14) Includes options to acquire 17,738 Class A Shares, which options are exercisable within 60 days.

(15) Includes options to acquire 7,057 Class A Shares, which options are exercisable within 60 days.

(16) Includes options to acquire 5,000 Class A Shares, which options are exercisable beginning May 29, 1998.

(17) Mr. Blime resigned as Vice President of the Company and President of JWA Europe in October 1997.

(18) Mr. Klockenga resigned as Vice President of Operations of JWA North America in February 1997.

(19) Includes options to acquire 111,604 Class A Shares for all officers and directors as a group, which options are exercisable within 60 days.

     At November 1, 1997, the Johnson Family beneficially owned 2,490,213 Class A Shares, or approximately 36% of the outstanding Class A Shares, and 1,168,366 Class B Shares, or approximately 95.2% of the outstanding Class B Shares.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for all compensation and benefits provided to the Company's Chief Executive Officer, other executive officers and key employees, excluding equity-based compensation. All equity-based compensation decisions are made by the Stock Committee of the Board of Directors, which is comprised of two members of the Compensation Committee. Set forth below are tables and a report explaining the rationale underlying fundamental executive compensation decisions affecting the Company's executive officers, including the executive officers named in the Summary Compensation Table (the "Named Executive Officers").

OVERALL COMPENSATION PHILOSOPHY

     The Company's program is designed to align compensation with Company performance, business strategy, Company values and management initiatives. The Company's overall compensation objectives are to:

     -  attract and retain highly qualified executives to manage the Company;

     - provide strong financial incentives, at reasonable cost to the Company's shareholders, for senior management to maximize the Company's shareholder value.

     The Company has developed an overall compensation strategy and specific compensation plans that tie a significant portion of executive compensation to the Company's success in meeting specified financial goals and the executive's success in meeting specific performance goals. As an executive's level of responsibility increases, a greater portion of total compensation is based on performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive's role and relative impact on business results.

     The Compensation Committee continually monitors the operation of the Company's executive compensation program. This monitoring includes a bi-annual report from independent compensation consultants assessing the effectiveness of the Company's compensation program by comparing the Company's executive compensation to a group of public corporations in the recreation and sporting goods industry and certain leading manufacturing companies located in Wisconsin (the "Comparator Group"). The Comparator Group used for compensation analysis includes, but is not limited to, companies in the peer group established to compare shareholder returns. The Compensation Committee reviews the selection of companies used for this analysis and believes that these companies represent the Company's most direct competitors for executive talent.

     The Compensation Committee determines the compensation of the Chief Executive Officer and sets policies for, reviews and approves the recommendations of management (subject to such adjustments as may be deemed appropriate by the Committee) with respect to the compensation awarded to other executive officers and other key employees (including the other Named Executive Officers).

     The key elements of the Company's executive compensation program consist of base salary, annual bonus and long-term stock incentives. Senior executive compensation packages are increasingly weighted toward programs contingent upon the Company's performance. As a result, actual compensation levels of senior executives in any particular year may vary within the range of compensation levels of the competitive marketplace based on the Company's actual performance and its prior year's financial results. Although the Compensation Committee believes strongly in offering compensation opportunities competitive with those of comparable members in the Company's industry, the most important considerations in setting annual compensation are Company performance and individual contributions. A general description of the elements of the Company's compensation package, including the basis for the compensation awarded to the Company's Chief Executive Officer for 1997, follows.

BASE SALARY

     Base salaries are initially determined by evaluating the responsibilities of the position, the experience of the individual and the salaries for comparable positions in the competitive marketplace. Base salary levels for the Company's executive officers are generally positioned to be competitive with comparable positions in the Comparator Group. The Compensation Committee annually reviews each executive officer's base salary. In determining salary adjustments for executive officers, the Committee considers various factors, including the individual's performance and contribution, the average percentage pay level for similar positions and the Company's performance. In the case of executive officers with responsibility for a particular business unit, such unit's financial results are also considered. The Compensation Committee, where appropriate, also considers nonfinancial performance measures such as improvements in product quality, manufacturing efficiency gains and the enhancement of relations with Company customers and employees. The Compensation Committee exercises discretion in setting base salaries within the guidelines discussed above.

     Mr. Whitaker joined the Company as President and Chief Executive Officer in October 1996. With respect to the base salary paid to Mr. Whitaker in 1997, the Compensation Committee set his annualized base salary at $340,000 to reflect the Compensation Committee's assessment of the factors listed above. Prior to Mr. Whitaker's appointment, duties of such office were executed by an Office of the Chairman. Chairman Samuel C. Johnson and other members of the Office of the Chairman performed these duties without any additional compensation.

BONUS PROGRAM

     The Compensation Committee recognizes the importance of aligning executive compensation with the interests of the shareholders and believes that improvement in economic value provides the best measure of shareholder returns. Accordingly, effective for 1997, the Board of Directors adopted the Johnson Worldwide Associates Economic Value Added Bonus Plan ("EVA Plan"). The EVA Plan provides for bonus awards based solely on improvements in the Economic Value Added ("EVA") of the Company. EVA(R)(1) is a measure of after tax operating profit after the deduction of all costs, including the cost of the Company's capital. The EVA Plan is based on three key concepts: (1) a target bonus, (2) expected improvement in EVA, and (3) a bonus bank. The EVA bonus eligible to be earned is equal to the sum of the target bonus plus (or minus) the improvement (or deterioration) from the targeted amount of EVA.

     The Company's executive officers are included in the EVA Plan. Target bonuses ranging from 20% to 70% of an executive's base salary are established by the Compensation Committee for each executive officer at the beginning of the year. Target award opportunities are competitive with industry practices. The EVA Plan includes approximately 90 participants.

     The expected improvement in EVA is used to determine the targeted level of EVA and is determined by an objective review of the past performance of the Company, taking into account the goal of achievement of a substantial improvement in EVA over a multiple year period. Such review is conducted by independent compensation consultants expert in the concepts of EVA. The annual amount of expected improvement in

---------------

(1) EVA is a registered trademark of Stern Stewart & Co.

EVA is fixed. This approach results in the need to achieve increasingly higher EVA levels each year to maintain the same level of incentive compensation. To ensure that the EVA Plan provides strong incentives for management to annually increase shareholder value and does not reward poor performance by reducing performance standards or penalize superior performance by raising performance standards, it is the intention of the Compensation Committee that there will be no recalibration of the expected EVA improvement for a period of at least three years, beginning with 1997.

     The bonus eligible to be earned is credited to a bonus bank ("Bank"). The maximum amount that may be withdrawn from the Bank in any year is equal to the amount of the target bonus for that year plus one third of the balance of the Bank in excess of the target bonus. Accordingly, the balance in the Bank is "at risk." No bonus is paid when the balance in the Bank is negative. Negative Bank balances are carried forward and are offset against future bonuses earned. There is no cap on the amount of bonus that can be earned for achievement of superior levels of EVA improvement, nor is there a floor on the amount of negative bonus credited to the Bank if EVA declines. Bank balances vest only in the event of death, retirement or involuntary termination. The concept of a Bank is utilized to encourage long-term thinking with regard to the operation of the Company.

     The Compensation Committee retains the final authority to approve individual bonuses and may, at its sole discretion, reduce or eliminate bonuses determined under the EVA Plan formula.

     The Company's performance improved in 1997. The Company's EVA improvement was $5.0 million, versus an expected improvement of $6.1 million, resulting in a bonus multiple of 56% of base salary, or $181,559 for the Chief Executive Officer. This performance is reflected in the Company's operating profit, which improved to $12.3 million (excluding nonrecurring charges) from $5.3 million in the prior year. The Company also improved its utilization of working capital, which is reflected in the reduction of inventories from $102 million in 1996 to $79 million in 1997. At the same time, the market capitalization of the Company improved approximately $22 million in 1997.

LONG-TERM STOCK INCENTIVES

     Long-term stock incentives are designed to encourage and create significant ownership of Company stock by key executives, thereby promoting a close identity of interests between the Company's management and its shareholders. Another objective of long-term stock incentives is to encourage and reward executives for long-term strategic management and the enhancement of shareholder value. The Company's equity-based award practices are designed to be competitive with those offered by other recreation and sporting goods companies and other leading manufacturing companies in Wisconsin. To this end, the Stock Committee considers recommendations from the Company's independent compensation consultants in determining the level of equity-based awards. The Company currently grants two forms of long-term stock incentives: stock options and, on a more selective basis, restricted stock.

     Stock Options. Under the Company's 1986 Stock Option Plan and the 1994 Long-Term Stock Incentive Plan, nonqualified stock options have been the primary form of long-term incentive compensation. Options typically are granted annually, with the size of grants varying based on several factors, including the executive's level of responsibility and past contributions to the Company as well as the practices of peer companies. Consideration is also given to a person's potential for future responsibility and promotion. The number of shares covered by grants generally reflects competitive industry practices. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant. Stock options granted in 1997 vest ratably over a three year period. Vesting schedules are designed to encourage the creation of shareholder value over the long-term since the full benefit of the compensation package cannot be realized unless stock price appreciation occurs over a number of years.

     Stock option grants in 1997 reflect the considerations discussed above. In 1997, Mr. Whitaker received options to purchase 75,000 shares at an exercise price of $13.125 per share in connection with his employment by the Company.

     Restricted Stock. The Company has a Restricted Stock Plan, which was adopted in 1986. The 1994 Long-Term Stock Incentive Plan also allows for the issuance of restricted stock. Under these plans, grants are made on a highly selective basis to executive officers. From time to time, current executives may receive grants of restricted stock to recognize corporate successes and individual contributions. The Stock Committee decides appropriate award amounts based on the circumstances of the situation (for example, in the case of a new hire, the level of the position to be filled and the qualifications of the executive sought to fill that role).

     In 1997, Mr. Whitaker received 2,500 shares of restricted stock in connection with his employment by the Company.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     It is anticipated that all 1997 compensation to executives will be fully deductible under Section 162(m) of the Internal Revenue Code and therefore the Compensation Committee determined that a policy with respect to qualifying compensation paid to executive officers for deductibility is not necessary.

COMPENSATION COMMITTEE

     Raymond F. Farley (Chairman)
     Donald W. Brinckman
     Thomas F. Pyle, Jr.

SUMMARY COMPENSATION INFORMATION

     The following table sets forth certain information concerning compensation paid for the last three fiscal years to the Chief Executive Officer and each of its four other most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                                       LONG-TERM COMPENSATION
                                                                                      -------------------------
                                                 ANNUAL COMPENSATION                                 SECURITIES
                                   ------------------------------------------------    RESTRICTED    UNDERLYING
                                                                     OTHER ANNUAL        STOCK         STOCK         ALL OTHER
NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)(7)   COMPENSATION($)   AWARDS($)(8)   OPTIONS(#)   COMPENSATION($)(1)
---------------------------        ----   ---------   -----------   ---------------   ------------   ----------   -----------------
Samuel C. Johnson............      1997   $     --     $     --          $ --           $    --(9)         --          $     --(9)
Chairman of the Board(1)           1996         --           --            --                --(9)         --                --(9)
                                   1995         --           --            --                --(9)         --                --(9)
R. C. Whitaker...............      1997    323,436      206,559            --            32,688        75,000           160,928
President and Chief                1996         --           --            --                --            --                --
Executive Officer(2)               1995         --           --            --                --            --                --
Carl G. Schmidt..............      1997    190,250      108,911            --                --        25,000            16,938
Senior Vice President and          1996    181,750           --            --                --        12,000            16,923
Chief Financial Officer,           1995    167,917           --            --            66,600        15,000            15,838
Secretary and Treasurer(1)(3)
Helen P. Johnson-Leipold.....      1997    142,692       57,773            --            13,075        30,000(10)         3,781(9)
Executive Vice President --        1996    173,750           --            --            22,450        10,000(10)        15,938
North American Businesses(1)(4)    1995         --           --            --                --(9)         --                --(9)
Philippe Blime...............      1997    121,677       25,000            --                --        50,000(10)       250,000
Vice President,                    1996    129,479           --            --                --        45,000(10)            --
President of JWA Europe(1)(5)      1995    178,110       25,000            --                --        15,000(10)            --
Michael E. Klockenga.........      1997     65,863           --            --                --        15,000             1,259
Vice President of Operations of    1996    141,275           --            --                --         6,000            14,952
JWA North America(1)(6)            1995    133,900           --            --                --         3,000            14,781

FOOTNOTES TO SUMMARY COMPENSATION TABLE

 (1) From June 1996 until October 1996, the duties of the President and Chief Executive Officer were executed by the Office of the Chairman, consisting of Chairman Johnson, Messrs. Schmidt, Blime and Klockenga and Ms. Johnson-Leipold. Mr. Johnson does not receive any additional compensation for serving as Chairman of the Board and no member of the Office of the Chairman received any compensation or additional compensation, as the case may be, for serving in such capacity.

 (2) Mr. Whitaker has been President and Chief Executive Officer since October 1996.

 (3) Mr. Schmidt has been Senior Vice President and Chief Financial Officer, Secretary and Treasurer since May 1995. From July 1994 to May 1995 he served as Vice President, Chief Financial Officer, Secretary and Treasurer.

 (4) Ms. Johnson-Leipold was Executive Vice President -- North American Businesses from October 1995 until her resignation in July 1997.

 (5) Mr. Blime was Vice President of the Company and President of JWA Europe from July 1993 until his resignation in October 1997. Prior to that, he served as President and Director General -- Mitchell Sports, S.A., a subsidiary of the Company. Mr. Blime is paid in French francs.

 (6) Mr. Klockenga was Vice President of Operations of JWA North America from July 1994 until his resignation in February 1997.

 (7) The amounts presented in this column for the year ended October 3, 1997 consist of the following:

     (a) Amounts accrued under the EVA Plan are $181,559 for Mr. Whitaker, $83,911 for Mr. Schmidt and $57,773 for Ms. Johnson-Leipold.

     (b) $25,000 paid to Mr. Whitaker in conjunction with his employment by the Company.

     (c) $25,000 paid to Messrs. Schmidt and Blime in conjunction with certain acquisition and divestiture activities of the Company.

 (8) The amounts in the table reflect the market value on the date of grant (net of any consideration paid by the named executive officer) of restricted shares of Class A Common Stock awarded under the 1994 Long-Term Stock Incentive Plan. The number of restricted (unvested) shares held by the named executive officers and the market value of such shares (net of any consideration paid by the named executive officers) as of October 3, 1997 were as follows: Mr. Whitaker 2,500 shares ($42,375) and Mr. Schmidt 1,000 shares ($16,950). Mr. Whitaker received an award of 2,500 shares of restricted stock on January 1, 1997. Ms. Johnson-Leipold received awards of 1,000 shares of restricted stock on January 1, 1997 and 1996. Mr. Schmidt received an award of 3,000 shares of restricted stock on May 1, 1995. One-third of the shares awarded to Mr. Whitaker and Mr. Schmidt vest on each successive anniversary of the date of award. Ms. Johnson-Leipold's remaining 1,667 restricted shares were vested upon her resignation in July 1997. Holders of restricted shares are entitled to receive dividends, if any, on such shares.

 (9) Does not include restricted stock awards, stock option grants or amounts paid for services as a director of the Company during the applicable year. See "Election of Directors -- Compensation of Directors."

(10) Canceled effective thirty days after respective dates of resignation.

(11) The amounts presented in this column for the year ended October 3, 1997 consist of the following:

     (a) Amounts to be credited for retirement contributions are $12,000 for Messrs. Whitaker and Schmidt and Ms. Johnson-Leipold and $1,259 for Mr. Klockenga.

     (b) Company matching contributions to the executives' 401(k) plan accounts during the year ended October 3, 1997 are $2,550 for Mr. Whitaker, $4,938 for Mr. Schmidt, $3,781 for Ms. Johnson-Leipold and $1,259 for Mr. Klockenga.

     (c) $146,378 paid to, or accrued on behalf of, Mr. Whitaker for his relocation.

     (d) $250,000 accrued on behalf of Mr. Blime under his separation agreement. See "Agreements with Named Executive Officers."

STOCK-BASED COMPENSATION

     The following table provides details regarding stock options granted to the Named Executive Officers in fiscal 1997 under the Johnson Worldwide Associates, Inc. 1994 Long-Term Stock Incentive Plan. In addition, this table shows hypothetical gains that would exist for the respective options granted to the Named Executive Officers. These gains are based on assumed rates of annual compound stock price appreciation of 5% and 10% from the date the options were granted over the full option term.

                          OPTION GRANTS IN FISCAL 1997

                                                                                       POTENTIAL REALIZABLE VALUES
                             NUMBER OF                                                  AT ASSUMED ANNUAL RATES OF
                             SECURITIES     % OF TOTAL                                   STOCK PRICE APPRECIATION
                             UNDERLYING   OPTIONS GRANTED   EXERCISE OR                      FOR OPTION TERM
                              OPTIONS     TO EMPLOYEES IN   BASE PRICE    EXPIRATION   ----------------------------
NAME                         GRANTED(#)     FISCAL YEAR      ($/SHARE)       DATE          5%              10%
----                         ----------   ---------------   -----------   ----------       --              ---
R. C. Whitaker.............    75,000(1)        30%           $13.125      10/31/06      $619,068        $1,568,840
Carl G. Schmidt............    25,000(2)        10             11.500      12/22/06       180,807           458,201
Helen P. Johnson-Leipold...    30,000(3)        12             11.500        8/3/97(3)         --(3)             --(3)
Philippe Blime.............    50,000(3)        20             11.500       11/1/97(3)         --(3)             --(3)
Michael E. Klockenga.......    15,000(3)         6             11.500       3/14/97(3)         --(3)             --(3)

---------------
(1) One-third of the options vest and become exercisable each successive year after grant, commencing October 21, 1997.

(2) One-third of the options vest and become exercisable each successive year after grant, commencing December 12, 1997.

(3) Canceled effective thirty days after respective dates of resignation.

     The following table shows stock option exercises by the Named Executive Officers during fiscal 1997. In addition, this table includes the number of shares remaining covered by both "exercisable" (i.e., vested) and "unexercisable" (i.e., unvested) stock options as of October 3, 1997. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the October 3, 1997 closing price of the Class A Common Stock of $17.00.

                 AGGREGATE OPTION EXERCISES IN FISCAL 1997 AND
                       FISCAL 1997 YEAR-END OPTION VALUES

                                                               NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                                OPTIONS AT 10/3/97            OPTIONS AT 10/3/97
                            SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
          NAME              ON EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----              ---------------   -----------   -----------   -------------   -----------   -------------
R. C. Whitaker...........         --              --               --        75,000           $--         $290,625
Carl G. Schmidt..........         --              --           24,000        38,000            --          137,500
Helen P.
  Johnson-Leipold........         --              --            5,000(1)         --            --               --
Philippe Blime...........         --              --          118,000(2)     75,000(2)         --          275,000(2)
Michael E. Klockenga.....         --              --               --            --            --               --

---------------
(1) Represents options related to compensation of Directors.

(2) Canceled effective thirty days after date of resignation.

TOTAL SHAREHOLDER RETURN

     The graph below compares on a cumulative basis the yearly percentage change since October 2, 1992 in (a) the total return to shareholders on the Class A Common Stock with (b) the total return on the Nasdaq Stock Market-U.S. Index and
(c) the total return on a self-constructed peer group index. The peer group consists of the Company, K2, Inc., Brunswick Corporation, The Coleman Company, Inc. and Huffy Corporation. The graph assumes $100 was invested on October 2, 1992 in Class A Common Stock, the Nasdaq Stock Market-U.S. Index and the peer group index. Outboard Marine Corporation, which was included in the peer group in the previous year, no longer has a class of stock that is traded publicly.



                                          10/02/92    10/01/93    09/30/94    09/29/95    09/27/96    10/03/97
                                          --------    --------    --------    --------    --------    --------
Johnson Worldwide Associates, Inc.....    $100.00     $115.40     $142.30     $128.90     $ 76.50     $ 91.30
Peer Group............................     100.00      122.10      156.80      160.90      175.30      236.00
Nasdaq Stock Market-U.S...............     100.00      133.60      134.80      186.10      221.60      308.90

AGREEMENTS WITH NAMED EXECUTIVE OFFICERS

     In October 1997, the Company entered into a separation agreement with Mr. Blime. Pursuant to the terms of the agreement, Mr. Blime resigned from all positions with the Company and its subsidiaries as of October 1, 1997. The Company agreed to pay Mr. Blime $250,000 over a six month period.

                              CERTAIN TRANSACTIONS

     The Company purchases certain services from S. C. Johnson & Son, Inc. and other organizations controlled by Samuel C. Johnson, a director of the Company, and the Johnson Family (including Helen P. Johnson-Leipold, a director of the Company) including consulting and administrative services. The Company believes that the amounts paid to these companies are no greater than the fair market value of the services. The total amounts incurred by the Company for the foregoing services during the year ended October 3, 1997 were approximately $489,000.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP ("KPMG") served as the independent auditors for the purpose of auditing the consolidated financial statements of the Company for the year ended October 3, 1997. Representatives of KPMG will be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions. The Board of Directors will not choose independent public accountants for the purpose of auditing the consolidated financial statements of the Company for the year ending October 2, 1998 until after the 1998 Annual Meeting of Shareholders.

                             SHAREHOLDER PROPOSALS

     All shareholder proposals for presentation at the 1999 Annual Meeting of Shareholders must be received at the offices of the Company, 1326 Willow Road, Sturtevant, Wisconsin 53177 by August 22, 1998 for inclusion in the proxy statement and form of proxy relating to the meeting.

     The following proposals have been submitted for inclusion in the 1998 proxy statement.

PROPOSAL NO. 1

     Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, who states that he is the beneficial owner of 1,950 shares of Company stock, has notified the Company that he intends to present a resolution for action by shareholders at the Annual Meeting. The text of the resolution and supporting statement, as presented to the Company, is as follows:

                           SALE OR MERGER OF COMPANY

     Resolved: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternatives should include, but not be limited to, the possible sale, merger or other transaction involving the Company. A specific view should be taken towards determining whether a sale to the highest bidder would be appropriate. The Company should issue a report to shareholders within 1 year.

                        PROPONENT'S SUPPORTING STATEMENT

     In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company's stock price and poor financial performance over the past five years, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company which should include actively exploring an outright sale.

     Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

     "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated."

     I am a member of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long-term investment.

     I urge your support. Vote for this resolution.

STATEMENT OF THE BOARD OF DIRECTORS AGAINST PROPOSAL NO. 1

     The Board of Directors believes that this proposal to engage an investment banker would not be in the best interests of the Company or its shareholders and recommends a vote AGAINST the proposal.

     The Board of Directors reviews on a regular basis strategic alternatives and opportunities available to it and remains committed to growing and improving shareholder value. Over the last several years, the Board and the Company's management have worked to reposition the Company's product lines and reorganize its management structure to best equip the Company for consistent long-term growth in shareholder value. The Company continues to target opportunities to enhance Company performance. Although the Company has had disappointing financial results in recent years, the Company and the Board believe that the continued focus on improvement in the Company's performance and strategic direction will maximize shareholder value.

     The Board of Directors regularly seeks to enhance shareholder value through internal growth, restructuring, acquisitions and other strategic business plans. During the past year, the Company completed transactions designed to achieve corporate growth and increased profitability. In July 1997, the Company acquired Uwatec AG, which manufactures and markets premium electronic diving computers and other instruments worldwide. Also, in July 1997, the Company acquired the assets of Ocean Kayak, Inc., a fast growing manufacturer of kayaks. In January 1997, the Company sold Plastimo, S.A., a manufacturer and distributor of navigation and safety equipment primarily in Europe. The Board believes that all of these transactions provide the Company with opportunities for growth and enhanced profitability.

     In October 1996, the Board of Directors selected R. C. Whitaker as President and Chief Executive Officer of the Company. Mr. Whitaker, along with the senior management team, have reduced working capital and operating expenses and returned the Company to a modest level of profitability. Finally, the Company adopted EVA in October 1996, a comprehensive financial measurement and employee incentive compensation system highly correlated to shareholder value.

     The Board of Directors and the Company's management believe that the Company is now in position to move forward and realize success. The Board believes that it would be imprudent and not in the best interests of the Company and its shareholders if the Company's strategic business plans are abandoned before such plans are given the proper time to achieve results.

     For the foregoing reasons, the Board of Directors recommends a vote AGAINST this proposal.

PROPOSAL NO. 2

     Charles Miller, Ph.D., 23 Park Circle, Great Neck, New York, 11024, who states that he is the beneficial owner of 225 shares of Company stock, has notified the Company that he intends to present a resolution for action by shareholders at the Annual Meeting. The text of the resolution and supporting statement, as presented to the Company, is as follows:

                          STOCK COMPENSATION PROPOSAL

     RESOLVED, that the shareholders recommend that the Board of Directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years.

                        PROPONENT'S SUPPORTING STATEMENT

     A significant equity ownership by non-employee directors is probably the best motivator for enhancing shareholder value and facilitating identification with shareholders.

     Traditionally, non-employee directors were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise critical oversight of management's performance in fostering corporate profitability and shareholder value. In my opinion, all too often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change.

     In my view, the history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value.

     When compensation takes the form of company stock, I believe there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests.

     What is being recommended in this proposal is neither novel or untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, The Travelers, Westinghouse, Woolworth and Zurn Industries.

     In June, 1995, the National Association of Corporate Directors (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that public company directors be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widely-reported empirical studies have confirmed the potential efficacy of this approach. According to Albert J. Dunlap, a Commission member and Chairman and Chief Executive Officer of Sunbeam Corporation has stated:

     "What kind of contribution will the directors ever make if they don't have a vested interest in the company's financial success? They've got to show that they believe in the company, that they're willing to stand behind their choices...Any director who isn't willing to be paid [one hundred] percent in stock doesn't believe in the company."

     It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk., i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. I am a member of the Investors Rights Association of America, and I firmly believe that there few strategies that are more likely to align the interests of outside directors with those of shareholder than one which results in the sharing of the same bottom line.

     I urge your support. Vote for this resolution.

STATEMENT OF THE BOARD OF DIRECTORS AGAINST PROPOSAL NO. 2

     The Board of Directors and management of the Company support the view that non-employee directors should have an economic interest in the Company. Nevertheless, the Board of Directors believes that implementation of the proposal is not necessary and, consequently, that shareholders should vote AGAINST the proposal.

     The Company's compensation package for non-employee directors already involves two elements of Company stock. At the 1994 Annual Meeting, the shareholders approved the Johnson Worldwide Associates, Inc. 1994 Non-Employee Director Stock Ownership Plan, which provides for the automatic grant of stock options and restricted stock to non-employee directors. Each non-employee director received a one-time grant of an option to purchase 5,000 shares of Class A Common Stock upon adoption of the plan, with similar grants to new non-employee directors when first elected or appointed to the Board. In addition, at each annual meeting, each non-employee director receives 500 shares of Class A Common Stock, which shares generally are not transferable while the individual remains a director of the Company. One of the purposes of this plan is to promote a greater identity of interest between the Company's non-employee directors and its shareholders.

     It is essential that the Company be able to attract and retain directors of outstanding ability. Based upon a study conducted by an independent compensation consultant engaged by the Company, it was determined that existing director compensation was not competitive. Accordingly, adjustments to director compensation were implemented in July 1997. The Company believes that its current director compensation package is now more competitive with industry standards, and that implementation of this proposal would not benefit the Company. Moreover, the Company's directors understand their responsibilities and are dedicated to fulfilling them. The form of their remuneration does not affect the quality of their performance for the Company.

     For the foregoing reasons, the Board of Directors recommends a vote AGAINST this proposal.

                                   *  *  *  *

     The affirmative vote of a majority of the votes cast on each shareholder proposal is required for approval of each proposal, provided that a majority of the outstanding shares of Common Stock are voted on the proposal. For purposes of determining the vote required for each proposal, abstentions and broker nonvoters will have no impact on the vote. The votes requested by the proxies received will be voted against approval of each shareholder proposal, unless a vote for such approval is specifically indicated on the proxy.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors, and more than 10% shareholders to file with the Securities and Exchange Commission reports on prescribed forms of their ownership and changes in ownership of Company stock and furnish copies of such forms to the Company. Based solely on a review of the copies of such forms furnished to the Company, or written representations that no Form 5 was required to be filed, the Company believes that during the year ended October 3, 1997, all reports required by Section 16(a) to be filed by the Company's officers, directors and more than 10% shareholders were filed on a timely basis, except that the Company inadvertently filed late a Form 4 for Mr. Whitaker covering two transactions.

                                 OTHER MATTERS

     The Company has filed an Annual Report on Form 10-K with the Securities and Exchange Commission for the year ended October 3, 1997. The Company will provide a copy of this Form 10-K without charge to each person who is a record or beneficial holder of shares of Class A Common Stock or Class B Common Stock on the record date for the Annual Meeting and who submits a written request. Requests for copies of the Form 10-K should be addressed to the Secretary, Johnson Worldwide Associates, Inc., 1326 Willow Road, Sturtevant, Wisconsin 53177 or via the internet to: cschmidt@racine.jwa.com.

     The cost of soliciting proxies will be borne by the Company. The Company expects to solicit proxies primarily by mail. Proxies may also be solicited in person or by telephone by certain officers and employees of the Company. It is not anticipated that anyone will be specially engaged to solicit proxies or that special compensation will be paid for that purpose. The Company will reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold stock of the Company.

     Neither the Board of Directors nor management intends to bring before the Annual Meeting any matters other than those referred to in the Notice of Annual Meeting and this Proxy Statement. In the event that any other matters shall properly come before the Annual Meeting, it is the intention of the persons named in the proxy forms to vote the shares represented by each such proxy in accordance with their judgment on such matters.

                                             By Order of the Board of Directors

                                             CARL G. SCHMIDT
                                             Senior Vice President and Chief
                                             Financial Officer, Secretary and
                                             Treasurer


CLASS A COMMON STOCK                                         PROXY
                                                JOHNSON WORLDWIDE ASSOCIATES, INC.
                                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 28, 1998

                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                                JOHNSON WORLDWIDE ASSOCIATES, INC.

The undersigned constitutes and appoints R. C. Whitaker and Carl G. Schmidt, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Class A Common Stock of Johnson Worldwide Associates, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Company's Headquarters, located at 1326 Willow Road,
Sturtevant, Wisconsin, on Wednesday, January 28, 1998, 9:45 a.m. local time, and at any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND AGAINST ITEMS 2 AND 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS SPECIFIED
IN ITEMS 2 AND 3.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SAID ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT AND ANNUAL REPORT.



                                       DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

------------------------------------------------------------------------------------------------------------------------------------


           JOHNSON WORLDWIDE ASSOCIATES, INC. 1998 ANNUAL MEETING

1. ELECTION OF DIRECTORS:       1 - GREGORY E. LAWTON   2 - GLENN N. RUPP  [ ]   FOR all nominees listed   [ ]  WITHHOLD AUTHORITY
   By Holders of Class A Common                                                  to the left (except as         to vote for all
   Stock                                                                         specified below).              nominees listed
                                                                                                                to the left.

(Instructions: To withhold authority to vote for any indicated nominee,       ------------------------------------------------------
write the number(s) of the nominee(s) in the box provided to the right.)   -->
                                                                              ------------------------------------------------------
2.   Approval of shareholder proposal no. 1
     regarding sale or merger of Company       [ ]  FOR  [ ]  AGAINST  [ ]  ABSTAIN

3.   Approval of shareholder proposal no. 2
     regarding director compensation           [ ]  FOR  [ ]  AGAINST  [ ]  ABSTAIN

4.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box

Indicate changes below:
                                        Date________________________
Address Change?   [ ]   Name Change?  [ ]                                                         NO. OF SHARES
                                                                              -----------------------------------------------------



                                                                              -----------------------------------------------------

                                                                                    SIGNATURE(S) IN BOX
                                                                                    Note:  Please sign exactly as your name
                                                                                    appears on your stock certificate.  Joint
                                                                                    owners should each sign personally.  A
                                                                                    corporation should sign full corporate
                                                                                    name by duly authorized officers and
                                                                                    affix corporate seal, if any.  When
                                                                                    signing as attorney, executor,
                                                                                    administrator trustee or guardian, give
                                                                                    full title as such.


CLASS B COMMON STOCK                                         PROXY
                                                JOHNSON WORLDWIDE ASSOCIATES, INC.
                                    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JANUARY 28, 1998

                                  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                                                JOHNSON WORLDWIDE ASSOCIATES, INC.

The undersigned constitutes and appoints R. C. Whitaker and Carl G. Schmidt, and each of them, each with full power to act without the other, and each with full power of substitution, the true and lawful proxies of the undersigned, to represent and vote, as designated below, all shares of Class A Common Stock of Johnson Worldwide Associates, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders of such corporation to be held at the Company's Headquarters, located at 1326 Willow Road,
Sturtevant, Wisconsin, on Wednesday, January 28, 1998, 9:45 a.m. local time, and at any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEM 1 AND AGAINST ITEMS 2 AND 3.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS
MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES SPECIFIED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS SPECIFIED
IN ITEMS 2 AND 3.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF SAID ANNUAL MEETING AND THE ACCOMPANYING PROXY STATEMENT AND ANNUAL REPORT.



                                       DETACH BELOW AND RETURN USING THE ENVELOPE PROVIDED

------------------------------------------------------------------------------------------------------------------------------------


           JOHNSON WORLDWIDE ASSOCIATES, INC. 1998 ANNUAL MEETING

1. ELECTION OF DIRECTORS:       1 - SAMUEL C. JOHNSON   2 - R.C. WHITAKER  [ ]   FOR all nominees listed   [ ]  WITHHOLD AUTHORITY
   By Holders of Class B Common 3 - HELEN P. JOHNSON-LEIPELD                     to the left (except as         to vote for all
   Stock                        4 - THOMAS F. PYLE, JR.                          specified below).              nominees listed
                                                                                                                to the left.

(Instructions: To withhold authority to vote for any indicated nominee,       ------------------------------------------------------
write the number(s) of the nominee(s) in the box provided to the right.)  -->
                                                                              ------------------------------------------------------
2.   Approval of shareholder proposal no. 1
     regarding sale or merger of Company       [ ]  FOR  [ ]  AGAINST  [ ]  ABSTAIN

3.   Approval of shareholder proposal no. 2
     regarding director compensation           [ ]  FOR  [ ]  AGAINST  [ ]  ABSTAIN

4.   In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Check appropriate box

Indicate changes below:
                                        Date________________________
Address Change?   [ ]   Name Change?  [ ]                                                         NO. OF SHARES
                                                                              -----------------------------------------------------



                                                                              -----------------------------------------------------

                                                                                    SIGNATURE(S) IN BOX
                                                                                    Note:  Please sign exactly as your name
                                                                                    appears on your stock certificate.  Joint
                                                                                    owners should each sign personally.  A
                                                                                    corporation should sign full corporate
                                                                                    name by duly authorized officers and
                                                                                    affix corporate seal, if any.  When
                                                                                    signing as attorney, executor,
                                                                                    administrator trustee or guardian, give
                                                                                    full title as such.